EXHIBIT 99.1

[AMERICAN HOME MORTGAGE LOGO]




FOR IMMEDIATE RELEASE



        American Home Mortgage Investment Corp. Issues $50 Million of
                           Trust Preferred Securities

MELVILLE, NY- May 13, 2005 - American Home Mortgage Investment Corp. (NYSE: AHM) announced today that it has issued $50 million of trust preferred securities through its newly formed Delaware statutory trust, Baylis Trust I. The securities mature on March 30, 2035 but may be redeemed, in whole or in part, at par plus accumulated and unpaid distributions beginning March 30, 2010 and require quarterly distributions to the holders of the trust preferred securities at a variable rate, reset quarterly, based on three-month LIBOR rate plus 3.00% per annum. Distributions are cumulative and will accrue from the date of the original issuance but may be deferred for a period of up to four consecutive quarterly interest payment periods. American Home intends to use the net proceeds received from the issuance for the repayment of debt.

American Home Mortgage Investment Corp. is a mortgage real estate investment trust (REIT) focused on earning net interest income from self-originated mortgage-backed securities, and through its taxable subsidiaries, from originating and servicing mortgage loans for institutional investors. Mortgages are originated through a network of loan production offices as well as through mortgage brokers and are serviced at the Company's Irving, Texas servicing center. For additional information, please visit the Company's website at www.americanhm.com.

This news release contains statements about future events and expectations, which are "forward-looking statements." Any statement in this release that is not a statement of historical fact, including, but not limited to, earnings guidance and forecasts, projections of financial results, and expected future financial position, dividends and dividend plans or business strategy, is a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause American Home Mortgage Investment Corp.'s actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: American Home Mortgage Investment Corp.'s limited operating history with respect to its portfolio strategy; the potential fluctuations in American Home Mortgage Investment Corp.'s operating results; American Home Mortgage Investment Corp.'s potential need for additional capital; the direction of interest rates and their subsequent effect on American Home Mortgage Investment Corp.'s business and the business of its subsidiaries; risks associated with the use of leverage; changes in federal and state tax laws affecting REITs; federal and state regulation of mortgage banking; and those risks and uncertainties discussed in filings made by American Home Mortgage Investment Corp. with the Securities and Exchange Commission. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from expectations. American Home Mortgage Investment Corp. does not assume any responsibility, and expressly disclaims any responsibility, to issue updates to any forward-looking statements discussed in this press release, whether as a result of new information, future events or otherwise.

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CONTACT:

Mary M. Feder
Vice President, Investor Relations
(631) 622-6469
mary.feder@americanhm.com